David Buckley Chief Executive Officer (951) 943-8889	Dennis Shogren Chief Financial Officer (951) 943-8800	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

MODTECH HOLDINGS INC.

REPORTS SECOND-QUARTER, SIX-MONTH 2005 RESULTS

Net Income for Quarter;

Revenue Growth for Quarter, Six Months

Perris, California—August 9, 2005—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the second quarter and the six months ended June 30, 2005.

Net sales for the quarter rose to $58.3 million from $54.6 million for the second-quarter of 2004 primarily due to classroom demand, demand created by hurricanes in Florida, and demand from the military market. Gross profit improved to $6.1 million, or 10.4% of sales, from $3.5 million, or 6.5% of sales in last year’s comparable period, due to effective pricing of projects to cover materials and labor costs and generally stricter requirements for selecting projects.

Sales, general, and administrative (SG&A) expenses for the quarter were higher at $3.5 million, compared to $2.3 million in second-quarter 2004, due primarily to increased staffing for sales and administration, a new sales commission plan, and professional services, including Sarbanes-Oxley compliance. Operating income increased to $2.6 million, including a $58,000 gain from the sale of property, plant, and equipment (PP&E), compared to $1.9 million in the second-quarter of last year, which included a $620,000 gain from the sale of PP&E.

Other income, net, for the quarter was $65,000 and consisted of $3.3 million in interest and debt-related expenses offset by $3.3 million in non-cash gains from embedded derivatives related to the issuance of convertible notes announced in December 2004. In the second-quarter of 2004, the Company reported interest expense of $573,000 and other income, net, of $19,000.

Net income for the second-quarter was $2.7 million, or 18 cents per diluted share on 14.8 million weighted-average shares outstanding, compared to net income of $759,000, or five cents per diluted share on 14.1 million weighted-average shares, for the second-quarter 2004.

Net sales for the first six-months of 2005 net sales were higher at $108.8 million, compared to $84.0 million for the first six-months of 2004, due to higher sales in California and Florida, including classroom projects in Florida and other non-education projects in both states. Gross profit for the six months of 2005 more than doubled to $8.4 million, or 7.7% of sales, from $3.3 million, or 3.9% of sales, for the first six months of 2004. This improvement reflects stronger pricing discipline and efficiencies of higher-volume production.

SG&A for the six-month period was $7.4 million versus $4.6 million for the same period in 2004. The increase was attributable to higher staffing requirements, administrative expenses, and professional services, including Sarbanes-Oxley compliance. Operating income for the period improved to $1.0 million, including a gain on the sale of PP&E of $63,000, from six-month 2004 losses of $667,000, which included a $620,000 gain on the sale of PP&E.

Other expenses, net, for the six-month period were $2.5 million, compared to other expenses, net, of

$957,000 for the first six-months 2004. Higher interest and interest-related expenses for the first half of 2005 were partly offset by non-cash gains from note-related embedded derivatives.

The net loss for the first six months of 2005 was $1.5 million, or 10 cents per share on 14.7 million weighted-average shares outstanding, compared to a net loss of $942,000, or seven cents on 13.8 million weighted-average shares, for the first six months of 2004, for which period the Company recognized a tax benefit of $682,000.

Total backlog as of June 30, 2005, was $168.4 million consisting of $137.3 million of orders from California, $10.8 million from Arizona, $2.8 million from Texas, and $17.5 million from Florida.

Backlog a year ago was $163 million and included $143.7 million from California, $8.5 million from Arizona, $2.1 million from Texas, and $8.9 million from Florida.

Modtech President and Chief Executive David Buckley commented: “We are pleased that our strategy of growing into additional markets, while improving our internal processes and capabilities, is gaining momentum, and beginning to produce positive results for the business.

“Revenue growth in all regions and markets, despite much more restrictive pricing and project risk requirements, demonstrates the visibility of the Modtech brand, the company’s strong market position, and the continued growth of the construction industry.” Buckley continued, “Improved accountability at every level of the business has resulted in improved performance in each region. Our Lean efforts are breaking down departmental barriers, and we are acting more like a team, working toward the common goal of delivering the Right Space, at the Right Time, for the Right Price™.

“However, despite making clear progress, we are still not seeing the degree of productivity and efficiency gains that we expect, so we are doubling our efforts to improve our internal capabilities in the areas of supply chain, information systems, line efficiencies, and process flow,” stated Buckley. “We are in a major turnaround, and we are just starting to round the corner. We feel that we have overcome the major issues from the past, and we can now focus on the more positive aspects of business growth, continuous improvement, and sustainable profitability.”

Modtech Chief Financial Officer Dennis Shogren remarked: “We are pleased to have closed our private equity placement for $11.6 million. This cash infusion allows us to focus on our operations and continue the improvements made over the past nine months. We have paid down our long-term debt by $5.5 million since July 1st and anticipate an additional pay down of $1.6 million during the third quarter. The positive implications for both liquidity and cash flow are important factors for the next phase of our turnaround.

“Our interest expense has been elevated during 2005 due to greater borrowings at higher interest rates as well as significant interest penalties for our delay in making effective the registration of the shares underlying the convertible debt issuance and other default interest.

“In evaluating ongoing operations”, Shogren explained, we take out the non-cash gains or losses from the embedded derivatives. In addition, the unusual tax provision during the first half will likely revert to “normal” treatment at year-end as we become profitable in the second half and we reverse the reserve on our net deferred tax assets.

“We expect to see continued fundamental business improvements for the remainder of the year, and we anticipate further positive growth in both revenues and earnings,” stated Shogren. “With several of the major issues facing the company behind us, we can concentrate our efforts on expanding the business and improving returns to our shareholders.”

Teleconference information:

Any investor or interested individual can listen to the teleconference, which is scheduled today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone playback will be available today at approximately 4:30 p.m. PDT through 9 p.m. PDT on Thursday, August 11, 2005. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 8417812.

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data next pages]

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$4,458,000	$11,799,000
Contracts receivable, net, including costs in excess of billings of $18,515,000 and $9,273,000 in 2005 and 2004, respectively	61,014,000	47,450,000
Inventories	10,925,000	13,603,000
Income tax receivable	4,897,000	4,877,000
Other current assets	1,329,000	1,938,000

Total current assets	82,623,000	79,667,000

Property and equipment, net	15,341,000	15,511,000
Other assets:
Restricted cash	16,898,000	10,000,000
Goodwill	71,903,000	71,903,000
Debt issuance costs, net	4,078,000	2,068,000
Other assets	619,000	642,000

Total assets	$191,462,000	$179,791,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$42,620,000	$41,134,000
Billings in excess of costs	4,024,000	4,427,000
Current revolving credit line	2,748,000	16,900,000
Current maturities of long-term debt	4,000,000	5,000,000

Total current liabilities	53,392,000	67,461,000
Long-term debt, excluding current portion	44,178,000	19,756,000

Total liabilities	97,570,000	87,217,000

Shareholders’ equity:
Common stock, $.01 par value. Authorized 25,000,000 shares; issued and outstanding 14,834,535 and 14,479,082 in 2005 and 2004, respectively	148,000	145,000
Additional paid-in capital	86,366,000	83,575,000
Retained earnings	7,378,000	8,854,000

Total shareholders’ equity	93,892,000	92,574,000

Total liabilities and shareholder’s equity	$191,462,000	$179,791,000

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$58,297,000	$54,628,000	$108,835,000	$84,037,000
Cost of goods sold	(52,216,000)	51,082,000	(100,432,000)	80,721,000

Gross profit	6,081,000	3,546,000	8,403,000	3,316,000
Selling, general, and administrative expenses	(3,548,000)	(2,304,000)	(7,440,000)	(4,603,000)
Gain on sale of PP&E	58,000	620,000	63,000	620,000

Income (loss) from operations	2,591,000	1,862,000	1,026,000	(667,000)

Other income (expense):
Interest expense, net	(3,269,000)	(573,000)	(4,837,000)	(984,000)
Other, net	3,334,000	19,000	2,335,000	27,000

	65,000	(554,000)	(2,502,000)	(957,000)

Income (loss) before income taxes	2,656,000	1,308,000	(1,476,000)	(1,624,000)
Income tax expense (benefit)	—	549,000	—	(682,000)

Net income (loss)	2,656,000	759,000	(1,476,000)	(942,000)
Basic earnings (loss) per common share	$0.18	$0.05	$(0.10)	$(0.07)

Basic weighted-average shares outstanding	14,828,000	13,870,000	14,747,000	13,812,000

Diluted earnings (loss) per common share	$0.18	$0.05	$(0.10)	$(0.07)

Diluted weighted-average shares outstanding	14,849,000	14,111,000	14,747,000	13,812,000

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(1,476,000)	$(942,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,324,000	1,229,000
Gain on sale of PP&E	(63,000)	(620,000)
Non-cash gain on derivative liability	(2,103,000)	—
Accretion on convertible debt discount	524,000	—
(Increase) decrease in assets:
Contracts receivable	(13,564,000)	(17,212,000)
Inventories	2,678,000	(7,386,000)
Due from affiliates	—	1,445,000
Other current and non-current assets	778,000	258,000
Increase (decrease) in liabilities
Accounts payable and accrued liabilities	3,589,000	16,319,000
Billings in excess of costs	(403,000)	2,946,000

Net cash used in operating activities	(8,716,000)	(3,963,000)

Cash flows from investing activities:
Proceeds from sale of property and equipment	104,000	2,085,000
Purchase of property and equipment	(720,000)	(1,015,000)

Net cash (used in) provided by investing activities	(616,000)	1,070,000

Cash flows from financing activities:
Net principal (payments) borrowings under revolving credit line	(14,152,000)	12,500,000
Principal payments on long-term debt	(5,000,000)	(5,500,000)
Proceeds from issuance of long-term debt	27,898,000	—
Increase in restricted cash	(6,898,000)	—
Payment of debt issuance costs	(2,473,000)	(235,000)
Series A dividend payment	—	(221,000)
Proceeds from exercise of stock options	2,616,000	197,000

Net cash provided by financing activities	1,991,000	6,741,000

Net (decrease) increase in cash and cash equivalents	(7,341,000)	3,848,000
Cash and cash equivalents at beginning of period	11,799,000	1,122,000

Cash and cash equivalents at end of period	$4,458,000	$4,970,000